Exhibit 4.5

Howard Bancorp, Inc. 2013 Equity Incentive Plan

Incentive Stock Option Grant Agreement

This Incentive Stock Option Grant Agreement (the “Agreement”) is entered into on [INSERT DATE], by and between Howard Bancorp, Inc., a Maryland corporation (the “Company”), and [INSERT OPTIONEE NAME] (the “Optionee”), effective as of [INSERT GRANT DATE] (the “Grant Date”).

In consideration of the premises, mutual covenants and agreements herein, the Company and the Optionee agree as follows:

1. Grant of Options. The Company hereby grants to the Optionee, pursuant to the Howard Bancorp, Inc. 2013 Equity Incentive Plan (the “Plan”), a stock option to purchase from the Company, at a price of $[INSERT PRICE] per share (the “Exercise Price”), up to [INSERT GRANT AMOUNT] shares of Common Stock of the Company, $.01 par value, subject to the provisions of this Agreement and the Plan (the “Options”). The Options shall expire at 5:00 p.m. Eastern Time on the last business day preceding the tenth anniversary of the Grant Date, or, if the Optionee is a Ten-Percent Stockholder, the fifth anniversary of the Grant Date (in either case, the “Expiration Date”), unless fully exercised or terminated earlier.

2. Terminology. Unless stated otherwise in this Agreement, capitalized terms in this Agreement shall have the meaning set forth in the Plan.

3. Exercise of Options.

(a)  Vesting. Subject to the terms of the Plan with respect to vesting, the Options granted shall vest in whole or in part, in accordance with the time and/or performance-based vesting conditions set forth in the schedule attached hereto as Exhibit A, provided that the Optionee is in the continuous employ of, or in a service relationship with, the Company from the Grant Date through the applicable date upon which such Options become vested. The extent to which the Options are vested as of a particular vesting date shall be rounded down to the nearest whole share. However, vesting is rounded up to the nearest whole share on the last vesting date.

(b) Right to Exercise. The Optionee shall have the right to exercise the Options, whether or not vested, in whole or in part at any time prior to the Expiration Date or earlier termination of the Options in accordance with the Plan and this Agreement; provided, that to the extent, if any, that the aggregate Fair Market Value of the Common Stock subject to the Options as of the Grant Date, plus the aggregate fair market value (determined as of the date of grant) of all other stock with respect to which incentive stock options granted to the Optionee prior to the Grant Date under all plans of the Company and its parent and subsidiary corporations first become exercisable during any calendar year exceeds $100,000 (the “Annual Limitation”), then except as otherwise provided in this Agreement the Options shall be exercisable during that year only to the extent, if any, that their exercisability does not cause the Annual Limitation to be exceeded. Any Options that are not exercisable due to the proviso in the preceding sentence shall be exercisable during the next calendar year, subject again to the application of that proviso. To the extent not exercised, the number of shares as to which the Options are exercisable shall accumulate and remain exercisable, in whole or in part, at any time after becoming exercisable, but not later than the Expiration Date or other termination of the Options. In the event of the Optionee’s termination of employment, the exercisability is governed by Section 4. If an unvested Option is exercised, the Optionee will receive restricted stock subject to the same vesting terms and conditions as that Option.

(c) Exercise Procedure. Subject to the conditions set forth in this Agreement, the Options shall be exercised (to the extent then exercisable) by delivery of written notice of exercise on any business day to the Corporate Secretary of the Company in such form as the Administrator may require from time to time. Such notice shall specify the number of shares in respect to which the Options are being exercised and shall be accompanied by full payment of the Exercise Price for such shares in accordance with Section 3(e) of this Agreement. The exercise shall be effective upon receipt by the Corporate Secretary of the Company of such written notice accompanied by the required payment. The Options may be exercised only in multiples of whole shares and may not be exercised at any one time as to fewer than one hundred shares (or such lesser number of shares as to which the Options are then exercisable). No fractional shares shall be issued pursuant to the Options.

(d) Effect. The exercise, in whole or in part, of the Options shall cause a reduction in the number of shares of Common Stock subject to the remaining Options equal to the number of shares of Common Stock with respect to which the Options are exercised.

(e) Method of Payment. In addition to any other method approved by the Administrator, if any, payment of the Exercise Price shall be by any of the following, or a combination thereof, as determined by the Administrator in its discretion at the time of exercise:

(i) by delivery of cash, certified or cashier’s check, or money order or other cash equivalent acceptable to Administrator in its sole discretion; or

(ii) by a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System and the following provisions. Subject to such limitations as the Administrator may determine, at any time during which the Common Stock is publicly traded on a national securities exchange, the Exercise Price shall be deemed to be paid, in whole or in part, if the Optionee delivers a properly executed exercise notice, together with irrevocable instructions: (i) to a brokerage firm approved by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Exercise Price and any withholding tax obligations that may arise in connection with the exercise; and (ii) to the Company to deliver the certificates for such purchased shares directly to such brokerage firm.

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(f) Issuance of Shares Upon Exercise. Upon due exercise of the Options, in whole or in part, in accordance with the terms of this Agreement, the Company shall issue to the Optionee, the brokerage firm specified in the Optionee’s delivery instructions pursuant to a broker-assisted cashless exercise, or such other person exercising the Options, as the case may be, the number of shares of Common Stock so paid for, in the form of fully paid and non-assessable stock and shall deliver certificates therefor as soon as practicable thereafter.

(g) Restrictions on Exercise and Upon Shares Issued upon Exercise. Notwithstanding any other provision of the Agreement, the Options may not be exercised at any time that the Company does not have in effect a registration statement under the Securities Act of 1933, as amended, relating to the offer of Common Stock to the Optionee under the Plan, unless the Company agrees to permit such exercise. Upon the issuance of any shares of Common Stock pursuant to the exercise of the Options, the Optionee will, upon the request of the Company, agree in writing that the Optionee is acquiring such shares for investment only and not with a view to resale, and that the Optionee will not sell, pledge or otherwise dispose of such shares so issued unless: (i) the Company is furnished with an opinion of counsel to the effect that registration of such shares pursuant to the Securities Act of 1933, as amended, is not required by that Act or by the rules and regulations thereunder; (ii) the staff of the Securities and Exchange Commission has issued a “no-action” letter with respect to such disposition; or (iii) such registration or notification as is, in the opinion of counsel for the Company, required for the lawful disposition of such shares has been filed by the Company and has become effective; provided, however, that the Company is not obligated hereby to file any such registration or notification. In addition, the Common Stock issued upon the exercise of any Options shall be subject to repurchase by the Company for an amount equal to the Exercise Price of such Options (i) upon the occurrence of an event described in Section 4(d) of this Agreement, or (ii) if the Options were not vested when they were exercised, upon the occurrence of any event that would have resulted in the termination of those Options under the Plan and this Agreement if those Options had not been exercised. The Company may place a legend embodying such restrictions on the certificates evidencing such shares.

4. Termination of Employment or Service.

(a) Exercise Period Following Cessation of Employment or Other Service Relationship, In General. If Optionee ceases to be employed by, or in a service relationship with, the Bank for any reason other than death, Disability, discharge for Cause or in connection with a Change of Control, (i) the unvested Options shall terminate immediately upon such cessation, and (ii) the vested Options shall remain exercisable during the 30-day period following such cessation, but in no event after the Expiration Date. Unless sooner terminated, any unexercised vested Options shall terminate upon the expiration of such 30-day period.

(b) Death of Optionee. If Optionee dies prior to the expiration or other termination of the Options, (i) the unvested Options shall vest immediately upon Optionee’s death, and (ii) the Options shall remain exercisable following Optionee’s death by Optionee’s executor, personal representative, or the person(s) to whom the Options are transferred by will or the laws of descent and distribution until the Expiration Date.

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(c) Disability of Optionee. If Optionee ceases to be employed by, or in a service relationship with, the Bank as a result of Optionee’s Disability, (i) the unvested Options shall vest immediately upon such cessation, and (ii) the Options shall remain exercisable during the 3-month period following such cessation (or the one-year period following such cessation, if the Optionee is disabled within the meaning of Section 22(e)(3) of the Code), but in no event after the Expiration Date.

(d) Misconduct. Notwithstanding anything to the contrary in this Agreement, the Options shall terminate in their entirety, regardless of whether the Options are vested, immediately upon Optionee’s discharge of employment or other service relationship for Cause or upon Optionee’s commission of any of the following acts during any period following the cessation of Optionee’s employment or other service relationship during which the Options otherwise would be exercisable: (i) fraud on or misappropriation of any funds or property of the Bank; or (ii) breach by Optionee of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by Optionee for the benefit of the Bank or the Company, as determined by the Administrator, which determination will be conclusive.

5.  Adjustments and Business Combinations.

(a) Adjustments for Events Affecting Common Stock. In the event of changes in the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares and the like, the exercise price of, number of shares covered by and the other terms of the Options shall adjust as provided in the Plan, and the Administrator shall, in its discretion, in its discretion and without the consent of the Optionee, make any other substitutions for or adjustments in the Options, including but not limited to providing or mandating alternative settlement methods such as settlement of the Options in cash or in shares of Common Stock or other securities of the Company or of any other entity, or in any other matters which relate to the Options as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

(b) Adjustments for Other Events. The Administrator is authorized to make, in its discretion and without the consent of the Optionee, adjustments in the terms and conditions of, and the criteria included in, the Options in recognition of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Options or the Plan.

(c) Binding Nature of Adjustments. Adjustments under this Section 5 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued pursuant to the Options on account of any such adjustments.

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(d) Effect of Change of Control Event. All outstanding portions of the Options, if any, shall become fully vested upon the occurrence of any Change of Control Event and shall be exercisable in accordance with the Plan; provided, that unless otherwise decided in the sole discretion of the Administrator, the acceleration of vesting in connection with a Change of Control Event shall be limited as provided in the Plan.

6. Non-Guarantee of Employment. Nothing in the Plan or in this Agreement shall confer on an individual any legal or equitable right against the Company or the Administrator, except as expressly provided in the Plan or this Agreement. Nothing in the Plan or in this Agreement shall: (a) constitute an inducement, consideration, or a contract for employment or service between an individual and the Company or the Bank; (b) confer any right on an individual to continue in the service of the Company or the Bank; or (c) interfere in any way with the right of the Company or the Bank to terminate such service at any time with or without cause or notice, or to increase or decrease compensation for such service.

7. No Rights as Stockholder. The Optionee shall not have any of the rights of a stockholder with respect to the shares of Common Stock that may be issued upon the exercise of the Options (including, without limitation, any rights to receive dividends or noncash distributions with respect to such shares) until such shares of Common Stock have been issued to him or her upon the due exercise of the Options. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such certificate or certificates are issued.

8. Incentive/Nonqualified Nature of the Options. The Options are intended to qualify as an incentive stock option within the meaning of Section 422A of the Code to the extent set forth herein, and this Agreement shall be so construed; provided, however, to the extent that the aggregate Fair Market Value as of the date of this grant, of the shares into which the Options become exercisable for the first time by the Optionee during any calendar year exceeds $100,000, the portion of the Options which are in excess of the $100,000 limitation will be treated as a nonqualified stock option.

9. Withholding of Taxes.

(a) In General. At the time the Options are exercised in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll or any other payment of any kind due the Optionee and otherwise agrees to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Options (including, without limitation, upon a disqualifying disposition with the meaning of Code section 421(b)). The Company may require the Optionee to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Options. If the Optionee does not make such payment when requested, the Company may refuse to issue any stock certificate under the Plan until arrangements satisfactory to the Administrator for such payment have been made.

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(b) Means of Payment. The Administrator may, in its sole discretion, permit the Optionee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Options by any of the following means or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to deduct any such tax obligations from any payment of any kind otherwise due to the Optionee; (iii) authorizing the Company to withhold shares of Common Stock otherwise issuable to the Optionee pursuant to the exercise of the Options; or (iv) delivering to the Company unencumbered shares of Common Stock already owned by the Optionee.

(c) Disposition of Shares. The acceptance of shares of Common Stock upon exercise of the Options shall constitute an agreement by the Optionee (i) to notify the Company if any of such shares are disposed of by the Optionee within two years from the Grant Date or within one year from the date the shares were issued to the Optionee pursuant to the exercise of the Options, and (ii) if required by law, to remit to the Company, at the time of any such disposition, an amount sufficient to satisfy the Company’s withholding tax obligations with respect to such disposition, whether or not, as to both (i) and (ii), the Optionee is employed by or has any other relationship with the Company at the time of such disposition.

10. Regulatory Compliance; Forfeiture. Subject to the terms of the Plan, the grant of Options made hereby are subject to applicable rules, policies and regulations promulgated by regulatory bodies (“Regulators”) with jurisdiction over the Company and its Affiliates including Howard Bank. In accordance with such policies and regulations, the Options granted hereby may be required by Regulators to be exercised or forfeited in the event the Company or its affiliates, including the Bank, does not maintain certain capital levels or as otherwise ordered or directed by the Regulators.

11. The Company’s Rights. The existence of the Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12. Optionee. Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative or beneficiary to whom the Options may be transferred by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in Code section 414(p), the word “Optionee” shall be deemed to include such person.

13. Transferability of Options. The Options are not transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order as defined in Code section 414(p), or as otherwise permitted by the Administrator, in its sole discretion. During the lifetime of the Optionee, the Options may be exercised only by the Optionee, by such permitted transferees or, during the period the Optionee is under a legal disability, by the Optionee’s guardian or legal representative. Except as provided above, the Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

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14. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to the Optionee at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

15. Entire Agreement. This Agreement and the Plan contain the entire agreement between the parties with respect to the Options granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Options granted hereunder shall be void and ineffective for all purposes.

16. Amendment. This Agreement may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto.

17. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, other than the conflict of laws principles thereof.

19. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

Howard Bancorp, Inc.

By:
Print Name:
Title:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and the Plan and agrees to be bound by all of the provisions set forth in such documents.

OPTIONEE:

DATE:____________________________
Print Name:

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EXHIBIT A

EXERCISE FORM

Howard Bancorp, Inc.

6011 University Boulevard

Suite 370

Ellicott City, MD 20143

Ladies and Gentlemen:

I hereby exercise, to the extent indicated below, the Options granted to me on __________, by Howard Bancorp, Inc. (the “Company”), subject to all the terms and provisions thereof and of the Howard Bancorp, Inc. 2013 Equity Incentive Plan (the “Plan”), and notify you of my desire to purchase ___ incentive shares and ___ non-qualified shares of Common Stock of the Company at a price of $__________ per share pursuant to the exercise of said Options.

Payment Amount: $____________________

Date: ______________________________
Optionee Signature

Received by Howard Bancorp, Inc. on

Broker Information:

Firm Name

Contact Person

Broker Address

City, State, Zip Code	Phone Number

Broker Account Number

Electronic Transfer Number: